Exhibit 107

EXHIBIT 1

CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$6,832,943	(1)	0.0000927	$633.42
Fees Previously Paid	—			—
Total Transaction Valuation	$6,832,943
Total Fees Due for Filing				$633.42
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$633.42

(1)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of transaction was calculated as follows:

a)	Aggregate number of securities to which transaction applies: 160,964,489 shares of common stock, par value $0.001, of Daybreak Oil and Gas, Inc.
b)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $0.04245, using the average of the high ($0.0488) and low ($0.0361) prices reported in the consolidated reporting system as of March 18, 2022, a specified date within 5 business days prior to the date of the filing.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—